Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-96869) of Corporate Property Associates 14 Incorporated of our report dated March 24, 2006, except with respect to our opinion on the consolidated financial statements and financial statement schedule insofar as they relate to the effects of the discontinued operations as discussed in Notes 13, 14, 15 and 17, relating to the financial statements and financial statement schedule of Corporate Property Associates 14 Incorporated, which appears in the Current Report on Form 8-K of Corporate Property Associates 14 Incorporated.
/s/ PricewaterhouseCoopers LLP
New York, New York
September 13, 2006